EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on the 30th day of October, 2007 (the “Effective Date”), by and between BIO SOLUTIONS MANUFACTURING, INC., a New York corporation (hereafter referred to as the “Company”), and PATRICIA M. SPREITZER (hereafter referred to as “Executive”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

1. Employment and Duties of Executive

On the terms and subject to the conditions hereinafter set forth, the Company employs Executive as its Secretary and Treasurer and the Executive will serve as the Company’s employee in that position. It is expressly acknowledged and understood that the Executive has been employed by the Company as its Secretary and Treasurer since on or about November 22, 2004. Executive shall also have such additional powers, authority, functions, duties, and responsibilities as may be reasonably assigned to her, from time to time, by the Board of Directors of the Company (the “Board”).

2. Place of Employment

The required duties of Executive under this Agreement shall be performed by Executive at the Company’s registered office in or near Las Vegas, Nevada, and in such other place or places to which Company may, from time to time, request Executive to travel in connection with Executive’s duties under this Agreement. It is understood and agreed that the Las Vegas, Nevada office will contain, at a minimum, an office, a telephone answering reception service, and access to a conference room

3. Time to be Devoted to Contractual Duties of Executive

Executive shall give her best efforts and endeavors, on an eighty percent (80%) time basis, to the discharge of her duties under this Agreement and shall not, at any time during the Term (as defined in Agreement Paragraph 4), engage in any business activity other than the business activities permitted or required hereunder, or enter into the services of or be employed in any capacity or for any purpose by any individual, firm, association, organization, partnership (general or limited), corporation, limited liability company, or other party or legal entity other than the Company (or any affiliate of the Company), on a fee or salary or other compensatory basis, it being the intention of the Company and Executive that the capacity in which Executive is hired by the Company under this Agreement represents a full-time duty and responsibility. The foregoing shall not be interpreted to (a) prohibit Executive from engaging in recreational, charitable, religious, or community service activities outside the scope of Executive’s employment under this Agreement, or from making passive investments in businesses or enterprises, (b) prohibit Executive from holding stock or other equity interests in a publicly traded entity (even if such entity is competitive with the Company so long as such ownership does not exceed one percent (1%)) or (c) any other arrangement approved in writing by the Company’s Board of Directors.

4. Term of Employment

The term of the Company’s employment of Executive shall be for a period of three (3) years from the Effective Date (such period being referred to as the “Initial Term”). After the expiration of the Initial Term, the employment of Executive shall continue for successive three (3) month periods. The Initial Term plus any period or periods of time during which the employment of Executive continues with the Company after the expiration of the Initial Term is sometimes referred to as the “Term.”

5. Compensation of Executive

A. As compensation for the services and duties performed and to be performed by Executive as provided in this Agreement, the Company agrees to pay Executive a salary in the amount of Fifty Four Thousand dollars ($54,000) per annum, less applicable withholding, F.I.C.A., and other lawful deductions, such salary to be payable semi-monthly, in equal installments, in arrears, and otherwise in accordance with the Company’s payroll policies in effect from time to time; provided, however, this base salary shall be increased to Eighty Four Thousand dollars ($84,000) per annum upon closing of a private placement of the Company’s debt or equity securities resulting in gross proceeds to the Company of at least $4,000,000; provided further, however, this base salary shall be increased to One Hundred Thousand dollars ($100,000) per annum if (a) Executive is required to work on a full-time basis under this Agreement, and (b) after the closing of a private placement of the Company’s debt or equity securities resulting in gross proceeds to the Company of at least $4,000,000.

B. Executive will be entitled to receive a bonus in the amounts set forth on Appendix A hereto. It is understood and agreed that the “Gross Revenue Target” need not be met each year to trigger the bonus payment for each year; rather the bonus payout will be reduced (or increased) proportionately for any such percentage shortfall (or increase) of the Gross Revenue Target for such year. See Appendix A for examples. Any bonus payment earned under this Section may be payable in cash, options, or common stock, in the discretion of the Board.

C. Employee shall be granted stock awards of the Company’s common stock, $.001 par value (“Common Stock”) and options to purchase shares of Common Stock as set forth on Appendix B hereto. The stock awards and stock options shall be granted pursuant to a stock incentive plan (“Plan”) to be adopted by the Company and shall become effective as of the effective date of the Plan. The stock awards and stock option awards granted under this section shall be subject to the terms, definitions, and provisions of the Plan and any separate award agreement or option agreement (each an “Award Agreement”) by and between you and the Company relating to the stock award or the stock option award.

D. Executive shall also receive a one time bonus in an amount equal to Fifty Four Thousand dollars ($54,000), which reflects payment equal to the salary set forth in Section 5.A. above, for services rendered since the beginning of the Company’s 2007 fiscal year.

E. Executive shall be authorized to incur, and shall be entitled to receive prompt reimbursement for, all reasonable expenses incurred by Executive in performing her duties and carrying out the responsibilities hereunder, including business meals, entertainment, and travel expenses (which includes business class airfare and four star hotel accommodations), provided that Executive complies with all of the applicable policies, practices and procedures of the Company related to the submission of expense reports, receipts, or similar documentation of those expenses. The Company shall either pay directly, or reimburse Executive for such expenses in accordance with Company policies.

F. In addition to the amounts set forth above, for the term of Executive’s employment, the Company agrees to provide to Executive, at the Company’s sole expense, health insurance coverage for Executive (with any such coverage for Executive’s dependents, if desired by Executive, to be provided at the Company’s sole expense) under the health insurance plan maintained by the Company from time to time. The Company shall also provide, at the Company’s sole expense, life insurance coverage on Executive’s life in a face amount at least equal to base salary, and shall also provide Executive with both long term and short term disability insurance for Executive in amounts and under terms acceptable to the Company, all at the Company’s sole cost and expense. Also, Executive shall have the option to participate in any salary deferral, 401(k), SEP, or savings plan or other similar plan which the Company or its successors or assigns makes available to its employees. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.

G. The Company shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Executive at all times during her employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000). It is understood and agreed that the Company will not be required to procure insurance per this paragraph until the Company has working capital (as set forth in its financial statements filed with the Securities and Exchange Commission) in excess of $450,000.

H. During the Term, Executive shall be entitled to three (3) weeks of annual vacation time per calendar year determined in accordance with the vacation policies of the Company from time to time in effect.

I. No additional compensation (above the compensation referred to in this Paragraph 5) shall be due or payable by Company to Executive under this Agreement, but nothing in this Agreement shall prohibit the Company from paying Executive any additional amount as a bonus or otherwise, as the Company may determine from time to time.

6.  Covenants, Representations, and Warranties of Executive

A. Executive covenants, agrees, and promises that during the Term: (a) except as permitted under this Agreement, Executive will not engage, directly or indirectly, in any business other than the business of the Company, except at the direction of or with the prior written approval of the Company; (b) Executive will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time to time request or require; (c) Executive will fully account for all money, records, goods, wares, merchandise, and other property belonging to the Company and/or to the Company’s clients of which Executive has custody, and will pay over and/or deliver same promptly whenever and however Executive may be directed to do so; (d) Executive will (i) make reasonable efforts to obey all rules, regulations, and special instructions applicable to her and (ii) be loyal and faithful to the Company at all times; and (e) Executive agrees that upon termination of her employment under this Agreement for any reason she will immediately surrender and turn over to the Company all books, records, forms, mailing lists, client lists, potential client lists, specifications, formulae, data, processes, papers, and writings related to the Company’s business and all other property belonging to the Company together with, except as hereinafter set forth, all copies of the items mentioned in this Agreement Paragraph 6.A., it being understood and agreed that the same are the Company’s sole property.

B. Executive hereby represents and warrants to Company that (a) Executive is experienced in the subject matter of this Agreement and fully competent to exercise and discharge her duties and obligations under this Agreement, and (b) the execution of this Agreement by Executive does not violate the terms or conditions of any prior employment agreements to which Executive has been a party, and at the time of execution of this Agreement, Executive is not a party to any other employment or consulting agreement and any other employment agreement between the Executive, on the one hand, and the Company (and/or its affiliates), is terminated and the Company (and/or its affiliates) is (are) released from all obligations thereunder.

7. Termination

A. The employment of Executive may be terminated upon the occurrence of any one of the following events:

(a) Business Reason. The Company may, at its election, and for any reason (i.e., any lawful reason other than Cause) and effective immediately (or such longer period as determined by the Company in its sole discretion), terminate Executive’s employment upon written notice to Executive. Executive, effective no less than thirty (30) days after written notice thereof to the Company, may resign her employment with the Company. A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days of the occurrence of any of the following events: (i) without your written consent, a material reduction of your duties, position, or responsibilities; (ii) without your written consent, a significant reduction by the Company in your base salary as in effect immediately prior to such reduction; or (iii) without your written consent, a requirement that you relocate your office to a location more than seventy (70) miles from its then-current location. A resignation of your employment for any other reason or in any other circumstances will be a resignation “Without Good Reason.”

(b) With Cause. The Company may, upon written notice effective immediately, terminate the employment of Executive at any time during the Term for “Cause.” For purposes of this Agreement, “Cause” shall mean the following: (i) if Executive should be convicted of or pleads nolo contendre to any felony offense or to a crime of moral turpitude (whether or not a felony); (ii) if Executive should be unable or incapable of performing the essential functions of her job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Executive, on account of a mental, physical, or other condition, to perform her essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Executive or her designee (if the determination is to be made by medical physicians, the Executive or her designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)); (iii) if Executive should (1) misappropriate funds or property of the Company, or of any affiliate of the Company, (2) secure or attempt to secure personally any profit in connection with any transaction entered into on behalf of the Company or of any affiliate of the Company, or (3) make any material misrepresentation to the Company or any affiliate of the Company; (iv) if Executive fails to comply with any of her duties and obligations under this Agreement and such failure continues for fifteen (15) days after written notice to Executive from the Company of such failure; (v) if Executive fails to comply with the Conflict of Interest Guidelines attached as Exhibit “A” to this Agreement, and such failure continues for five (5) days after notice to Executive; (vi) if Executive shall give notice of resignation under Paragraph 7.A(a); or (vii) if Executive commits an act involving dishonesty, theft, or conduct that one could reasonably expect to impair or injure the reputation of, or harm, the Company or any affiliate of the Company.

(c) Death of Executive. This Agreement will terminate automatically on the death of the Executive.

B. In the event of the termination of the employment of Executive, Executive shall be entitled to compensation under Paragraph 5.A earned by her prior to the date of termination as provided herein. In the event of the termination of employment of Executive following an acquisition by an unaffiliated company, Executive shall be entitled to compensation under Paragraph 5.A through the end of the Initial Term. Additionally, if during the Initial Term, the Executive resigns with Good Reason or the Company terminates Executive’s employment with the Company for any reason other than under Paragraph 7.A(b)(i), 7.A.(b)(iii), 7.A.(b)(iv), 7.A.(b)(v), or 7.A.(b)(vii) or if during the Initial Term, Executive’s employment with the Company is terminated due to Executive’s death under Paragraph 7.A(c), then Executive (or her estate, as applicable) shall be entitled to and shall receive, as her or its sole and exclusive remedy (Executive hereby waiving all other rights or remedies in the event of such a termination), a severance payment equal to (i) twelve (12) months’ of Executive’s base salary (computed using the annual compensation then payable to Executive under Paragraph 5.A) for twelve (12) months (the “Severance Period”) and (ii) all Bonus and Option Payments which would have been earned and accrued during the Severance Period (based on historical performance of the Company during the Initial Term to date of termination), which shall be paid monthly following the termination of employment for the balance of the Initial Term. Additionally, in the event the Company terminates Executive’s employment under Paragraph 7.A(a) hereof, the duration of Executive’s covenants under Paragraph 10 hereof shall last until the expiration of six (6) months from the date of such termination (however, the Company may extend the duration of such covenant to up to twelve (12) months from the date of such termination by increasing the severance payment payable to Executive under the immediately preceding sentence to up to twelve (12) month’s base salary - but the Company shall be under no obligation to do so). If: (i) Executive resigns from her employment with the Company under Paragraph 7.A(a) at any time; or (ii) during the Initial Term, the Company terminates the employment of Executive pursuant to Paragraph 7.A(b)(i), 7.A(b)(iii), 7.A(b)(iv), 7.A(b)(v), 7.A(b)(vi), or 7.A(b)(vii); or (iii) subsequent to the Initial Term, the Company terminates the employment of Executive pursuant to any provision of Paragraph 7.A(b); or (iv) subsequent to the Initial Term, Executive’s employment with the Company is terminated due to Executive’s death under Paragraph 7.A(c), then the Company shall have the obligation to pay to Executive all amounts earned under Paragraph 5.A prior to the termination of employment, but the Company shall have no obligation to pay Executive any amount otherwise coming due and payable under this Agreement after the date of such termination and Executive shall be entitled to no other or further compensation as of the date of termination of her employment or thereafter. Additionally, if, after the Initial Term, the Company (but not Executive) terminates Executive’s employment under Paragraph 7.A(a) or Paragraph 7.A.(b)(ii), Executive shall be entitled, as her sole and exclusive remedy (Executive hereby waiving all other rights or remedies in the event of such a termination) a severance payment equal to six (6) month’s salary (based on the annual compensation payable to Executive under Paragraph 5.A), which shall be paid monthly for six (6) months following the termination of employment; provided, however, if Executive becomes employed or otherwise earns income from sources other than the Company during such six (6) month period, then the Company’s obligation to pay such severance payment shall be reduced dollar for dollar by each dollar received by Executive during such six (6) month period.

C. If your employment with the Company is terminated by the Company “Without Cause” (as defined herein) or if you resign “With Good Reason” you shall be entitled to the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you on the day immediately preceding the day of termination of employment; provided, however that (A) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date.

8. Confidential Information; Ideas

A.  The Company promises that it will give Executive access to some or all of its Confidential Information (as defined in this Paragraph 8.A.) during her employment under this Agreement, including, without limitation, certain trade secrets, know-how, mailing lists, clients lists, potential client lists, employee records, and other sensitive, proprietary, or confidential information and knowledge concerning the business of the Company, and/or affiliates of the Company (hereafter collectively referred to as “Confidential Information”) which the Company desires to protect. Executive understands that such Information is sensitive, proprietary, or confidential, and she agrees that she will not, at any time (and whether during or after Executive’s employment with the Company), reveal such Confidential Information to anyone outside the Company. The term “Confidential Information,” as used in this Agreement, shall not include information that (a) is already known to Executive from sources other than the Company; (b) is or becomes generally available to the public other than as a result of a disclosure by Executive; (c) is disclosed to Executive by a person or entity who is not bound by any agreement regarding the confidential nature of such information; or (d) is required to be disclosed by law or by regulatory or judicial process. The provisions of this Paragraph 8 shall survive any termination or expiration of this Agreement, and the termination of Executive’s employment with the Company (for whatever cause or reason).

B. Executive agrees that all ideas, improvements, inventions, discoveries, systems, techniques, formulas, devices, methods, processes, programs, designs, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, software programs, hardware improvements, business slogans, and other things of value conceived, reduced to practice or made or learned by Executive, either alone or with others, while employed by the Company and for twelve (12) months thereafter that relate to the Company's business and/or the business of affiliates of the Company (hereinafter collectively referred to as the “Ideas”) belong to and shall remain the sole and exclusive property of the Company forever. Further, Executive agrees to promptly and fully disclose to the Company’s President such Ideas in writing. In addition, Executive agrees, without additional compensation, to cooperate and do any and all lawful things requested by Company necessary or useful to ensure that the ownership by the Company of such Ideas is protected. This cooperation includes, but is not limited to, executing all documents required by the Company, and otherwise assisting Company to vest title of such Ideas in Company and to obtain, maintain and enforce for Company’s benefit, any patents, copyrights, mask work registration, trade and service mark registrations, or other legal protection for any Ideas in any and all countries, during or after employment with Company. Executive will continue to assist Company as provided in the preceding sentence even after termination of Executive’s employment with Company, but Company shall compensate Executive at a reasonable rate after her termination for the time actually spent by Executive in response to a written request by Company. If Company is unable for any reason to secure Executive's signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and on Executive's behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of whatever nature, which Executive has or may have later for infringement of any proprietary rights assigned by Executive to Company. Executive hereby assigns to the Company all of Executive’s right, title, and interest in and to all such Ideas and all patents, trademarks, copyrights, other registrations, and applications which may be obtained as a result of the Ideas, throughout the United States and all foreign countries. Executive agrees that no Ideas shall be regarded as having been conceived, reduced to practice, made, or learned by Executive prior to Executive's employment. Executive's obligations under this Agreement shall continue after her termination of employment with the Company. This Agreement shall inure to the benefit of Company, its successors (including by merger) and assigns, and is binding upon the assigns, executors, and administrators and other legal representatives of Executive.

9. Arbitration

A. If any dispute between the Company and Executive arises out of or is related to this Agreement, Executive’s employment, or Executive’s separation from employment with Company for any reason, and the parties to this Agreement cannot resolve the dispute, the Company and Executive shall submit the dispute to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. Company and Executive shall share the costs of arbitration, unless the arbitrator rules otherwise. Company and Executive agree that the arbitration shall be held in New York, New York.  Arbitration of the parties’ disputes is mandatory, and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of or related to this Agreement, Executive’s employment, or Executive’s separation from employment with Company, with the exception that Company alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the protective covenants as provided in Agreement Paragraph 10.C.. Executive acknowledges that by agreeing to this provision, she knowingly and voluntarily waives any right she may have to a jury trial based on any claims she has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

B. Before the arbitration hearing is conducted, the arbitrator shall have the authority to consider and grant a motion to dismiss and motion for summary judgment by applying the standards governing these motions under Federal Rules of Civil Procedure 12 and 56. The arbitrator shall issue a written decision and award, which shall explain the basis of the decision. The decision and award shall be exclusive, final, and binding on both Executive and the Company, and all heirs, executors, administrators, successors, and assigns.

C. Both Executive and the Company understand that, by agreeing to arbitration, they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation), and thereby are waiving the right to have disputes resolved in court

10. Restrictive Covenants

A. As an inducement for Company’s agreement to employ Executive, to provide Executive with trade secrets and other Confidential Information, and to enter into this Agreement, Executive hereby agrees that during the Term, and for a period of twenty-four (24) full calendar months after (i) the expiration of the Term (as the same may be extended) or (ii) the termination of Executive’s employment with the Company for whatever reason or cause (whichever may occur later), or for the maximum period of time permitted by law, whichever is less, Executive shall not, whether for profit or not, whether on her own behalf or on behalf of any person or firm in any capacity whatsoever, engage in the “Prohibited Activity” (as hereinafter defined) within the “Relevant Geographical Area” (as hereinafter defined), unless approved in writing by the Company’s Board of Directors. Serving as a partner, member, trustee, receiver, custodian, manager, stockholder, officer, director, owner, joint venturer, associate, employee, consultant, adviser or in any other capacity whatsoever with respect to any person or firm engaged in the Prohibited Activity within the Relevant Geographical Area shall be conclusively deemed engagement in the Prohibited Activity within the Relevant Geographical Area regardless of whether such service is for profit or whether such person or firm engages in the Prohibited Activity for profit . In this Agreement, the phrase “Prohibited Activity” shall mean, directly or indirectly: (i) soliciting the Company’s customers; or (ii) working independently or for any person or firm involved in any business engaged in by the Company and/or by any of its subsidiaries or affiliates during the Term. For purposes of this Agreement, the phrase “Relevant Geographical Area” shall mean the area within political boundaries of the State of Florida and any and all other areas in which the Company or any of its subsidiaries or affiliates transact business; provided, however, if the geographic area defined in this Agreement Paragraph 10.A. exceeds the maximum geographic area permitted by law or for any other reason does not state a geographic area within which the provisions of this Paragraph 10 A. are enforceable, then the provisions of this Paragraph 10 A. shall apply within the maximum geographic area permitted by law in which such provisions are enforceable.

B. As an inducement for Company’s agreement to employ Executive, to provide Executive with trade secrets and other Confidential Information, and to enter into this Agreement, Executive hereby agrees that during the Term, and for a period of twenty-four (24) full calendar months after: (i) the expiration of the Term (as the same may be extended) or (ii) the termination of Executive’s employment with the Company for whatever reason or cause (whichever may occur later), or for the maximum period of time permitted by law, whichever is less, Executive shall not induce or attempt to influence or persuade any employee of Company or any of its affiliates to terminate her employment with the Company (or with the applicable affiliate).

C. In addition to all other remedies at law and in equity which the Company might have for Executive’s breach of the covenants set forth in this Paragraph 10, the Parties agree that in the event of any breach or attempted or threatened breach of any such covenant, the Company shall also have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against Executive prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequacy of legal remedy or irreparable harm.

D. Executive’s covenants set forth in this Paragraph 10 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or any other agreement between Executive and the Company shall not affect the validity of the provisions of this Paragraph 10 or constitute a defense of Executive in any suit or action brought by the Company to enforce the provisions of this Paragraph 10 or to seek any relief from Executive’s breach thereof.

E. Each of the Parties agree and stipulate that: (i) the agreements and covenants not to compete contained in this Paragraph 10 are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; (ii) the consideration provided by the Company is not illusory; and (iii) the consideration given by the Company under this Agreement gives rise to the Company’s interest in restraining and prohibiting Executive from engaging in the Prohibited Activity within the Relevant Geographical Area as provided under this Paragraph 10 and the covenants not to engage in the Prohibited Activity within the Relevant Geographical Area pursuant to this Paragraph 10 are designed to enforce such consideration. The Parties are aware, however, that in certain circumstances, courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding sentence, the Parties agree that if a court should decline to enforce the any of the provisions of this Paragraph 10, such affected provisions shall be deemed to be modified to restrict competition with the Company to the maximum extent, in both time and geography, which the court shall find enforceable. The provisions of this Paragraph 10 shall survive any termination or expiration of this Agreement, and the termination of Executive’s employment with the Company (for whatever cause or reason, as modified by Paragraph 7.B of this Agreement).

11. Notice

Any and all notices permitted or required to be given under the terms of this Agreement shall be in writing and may be served by certified mail, with return receipt requested and proper postage prepaid, addressed to the Party to be notified at the appropriate address specified below, or by delivering the same in person to such Party, or by prepaid telegram addressed to the Party to be notified at said address, or by Federal Express or another nationally recognized courier service addressed to the Party to be notified at said address. Notice given by certified mail as aforesaid shall be deemed given and received three (3) days after mailing, whether or not actually received. Any notice given in any other above authorized manner shall be deemed received upon actual receipt; but shall also be deemed received upon attempted delivery if such delivery is not accepted. The addresses of the parties are as follows:

If to the Company:	Bio Solutions Manufacturing, Inc.
4440 Arville Street, #6
Las Vegas, NV 89103
Attention: President

If to Executive:	Patricia M. Spreitzer
6568 Duck Hill Springs Drive
Las Vegas, NV 89122

The address of any Party may be changed by notice given in the manner provided in this Paragraph.

12. General Provisions

A. This Agreement may not be assigned by Executive. This Agreement may be assigned in whole or in part by the Company. Executive expressly agrees to honor and accept such assignment or other transfer and, upon the consummation thereof, to attorn to the Company’s assignee and to perform her duties and obligations hereunder for the benefit of the Company’s assignee as if the Company’s assignee were the Company named herein. Executive further agrees that, upon the consummation of such assignment or other transfer, all references herein to the Company shall become and shall be deemed to be references to the Company’s assignee and the Company shall be relieved of all obligations hereunder.

B. This Agreement shall be governed by, construed, and enforced in accordance with the internal, local laws of the State of New York (without regard to conflicts of law rules).

C. The Company agrees to provide to the Executive all rights of indemnification to the fullest extent permitted by law and by the Company’s certificate of incorporation and bylaws as well as advancement of attorneys’ fees and costs as incurred during the pendency of a claim or action. The Company agrees to maintain directors’ and officers’ insurance for the benefit of the Executive providing coverage identical to that of other senior executive officers of the Company on the terms and conditions set forth in Section 5.G. of this Agreement. The indemnification and directors’ and officers’ coverage shall extend to actions and services undertaken or performed by the Executive or omissions, not only as an employee of the Company, but as an employee, agent, director, or consultant of any other entity for which the Executive renders services at the request of the Company.

D. This Agreement contains the entire agreement between the Parties relative to the subject matter hereof and supersedes and replaces all prior communications and agreements (oral or written) between Executive and the Company. No variation, modification, or change of this Agreement shall be binding upon either Party hereto unless set forth in a document duly executed by both Parties.

E. This Agreement is intended to express the Parties’ mutual intent, and irrespective of the Party preparing this document, no rule of construction shall be applied against such Party, as both Parties have actively participated in the preparation and negotiation of this Agreement.

F. No consent or waiver, express or implied, by a Party to or of any breach or default by the other Party in the performance by the other Party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligation of such Party under this Agreement (e.g., any waiver or consent from the Company with respect to any term or provisions of this Agreement or any other aspect of Executive’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent and the failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights, or remedies with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner [except as otherwise expressly provided herein] shall affect the Company’s right at a later time to enforce any such term or provision). Failure on either Party’s part to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure or default continues, shall not constitute a waiver by such Party of such Party's rights under this Agreement.

G. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

H. This Agreement shall inure to the benefit of and be binding upon the undersigned Parties and their respective permitted successors and permitted assigns. Whenever, in this instrument, a reference to any Party is made, such reference shall be deemed to include a reference to such Party’s permitted successors and permitted assigns; however, neither this Paragraph 12.H nor any other portion of this Agreement shall be interpreted to constitute a consent to any assignment or other transfer of this Agreement or any part hereof other than pursuant to and in accordance with this Agreement’s other provisions.

I. The prevailing Party in any dispute between the Parties to this Agreement, arising out of the interpretation, application, or enforcement of any provision of this Agreement, shall be entitled to recover all of its reasonable attorneys' fees and costs, whether suit be filed or not, including, without limitation, costs and attorneys' fees related to or arising out of any arbitration or trial or appellate proceedings or petition for review before any other court.

J. Executive agrees to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit “A”.

EXECUTED, in multiple counterparts, each of which shall have the force and effect of an original, on the Effective Date.

“Company”	“Executive”

BIO SOLUTIONS MANUFACTURING, INC.
a New York corporation

By:
	David S. Bennett, President	Patricia M. Spreitzer

EXHIBIT “A”
TO EMPLOYMENT AGREEMENT

BIO SOLUTIONS MANUFACTURING, INC.
Conflict of Interest Guidelines

1. It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the Company’s Board of Directors and written approval for continuation must be obtained.

A. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

B. Accepting or offering substantial gifts, excessive entertainment, favors, or payments which may be deemed to constitute undue influence.

C. Participating in civic or professional organizations that involve divulging the Company’s confidential information.

D. Initiating or approving any form of personal or social harassment of employees in violation of any laws.

E. Execution of transactions involving insurance products or services or other products or services not approved by the Company’s Board of Directors or permitted pursuant to any existing employment agreement.

F. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former employer or other person or entity with whom obligations of confidentiality exist.

G. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

H. Violation of any applicable law, rule and/or regulation, state and/or federal.

I. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

J. Engaging, directly or indirectly, in any business other than performance of employee’s duties under this Agreement except at the direction of or with the prior written approval of the Company’s Board of Directors.

2. Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

APPENDIX A

BONUS PAYMENTS

Bonus Payments due Executive:
(all amounts based on Fiscal Year ending October 31)

	2008	2009	2010	2011	2012
Gross Revenue Target	$3,000,000	$36,000,000	$67,500,000	$105,000,000	$148,500,000
Bonus Due	0.75% of actual gross revenues	0.625% of actual gross revenues	0.5% of actual gross revenues	0.375% of actual gross revenues	0.375% of actual gross revenues
Actual Gross Revenues (example)	$1,500,000	$27,000,000	$70,000,000
Achievement Percent related to Target (example)	50%	75%	104%
Bonus Due and Payable (example)	$5,625 ($1.5M*(.0075*.5))	$126,562.50 ($27M*(.00625*.75))	$364,000 ($70M*(.005*1.04))

APPENDIX B

STOCK AND STOCK OPTION AWARDS

Stock Awards:

2007(1)	2008(1)	2009(1)	2010(1)

200,000 shares	250,000 shares	300,000 shares	350,000 shares

(1) Shares due no later than last day of each fiscal year.

Option Awards:

Number of Shares	Exercise Price	Vesting Schedule
2,000,000	$0.17	Option fully vests in the fiscal year in which the Company recognizes $3,000,000 in cumulative gross revenues from the date of this agreement
500,000	$0.20	Option fully vests in the fiscal year in which the Company recognizes $10,000,000 in cumulative gross revenues from the date of this agreement
500,000	$0.25	Option fully vests in the fiscal year in which the Company recognizes $20,000,000 in cumulative gross revenues from the date of this agreement
500,000	$1.00	Option fully vests in the fiscal year in which the Company recognizes $40,000,000 in cumulative gross revenues from the date of this agreement
500,000	$2.00	Option fully vests in the fiscal year in which the Company recognizes $60,000,000 in cumulative gross revenues from the date of this agreement